Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Announces $500 Million Public Offering of Senior Notes

The Woodlands, Texas (February 8, 2017) - Summit Midstream Partners, LP (NYSE: SMLP) announced today that its wholly owned subsidiary, Summit Midstream Holdings, LLC (“Summit Holdings”), and Summit Holdings’ wholly owned subsidiary Summit Midstream Finance Corp. (“Finance Corp.” and together with Summit Holdings, the “Issuers”), intend to offer, subject to market and other conditions, $500.0 million in aggregate principal amount of senior unsecured notes due 2025 (the “notes”), pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.
Summit Holdings will use the net proceeds from this offering to: (i) purchase all of SMLP’s outstanding 7.50% Senior Notes due 2021 pursuant to its concurrent tender offer, and, if necessary, redeem any such notes not acquired in the tender offer, and (ii) utilize the remaining proceeds to repay a portion of the indebtedness outstanding under SMLP’s revolving credit facility.
BofA Merrill Lynch, Deutsche Bank Securities, RBC Capital Markets, TD Securities and Wells Fargo Securities are acting as joint book-running managers for the offering. BBVA, BMO Capital Markets, Capital One Securities, Citigroup, Citizens Capital Markets, Credit Suisse, ING, Morgan Stanley and Regions Securities LLC are acting as senior co-managers for the offering. BB&T Capital Markets and Comerica Securities are acting as co-managers for the offering.
When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained free of charge on the Securities and Exchange Commission’s website at www.sec.gov or from the underwriters of the offering as follows:

BofA Merrill Lynch Attn: Prospectus Department NC1-004-03-43, 200 North College Street, 3rd floor Charlotte NC 28255-0001 dg.prospectus_requests@baml.com	Deutsche Bank Securities Inc. Attn: Prospectus Group 60 Wall Street New York, NY 10005-2836 (800) 503-4611 prospectus.cpdg@db.com
RBC Capital Markets, LLC Three World Financial Center 200 Vesey Street, 10th Floor New York, New York 10281-8098 (877) 822-4089	TD Securities (USA) LLC 31 West 52nd Street New York, New York 10019-6101 (212) 827-7410
Wells Fargo Securities, LLC Attn: WFS Customer Service 608 2nd Ave S, Suite 1000 Minneapolis, MN 55402 Telephone: (800) 645-3751 Opt 5 Email: wfscustomerservice@wellsfargo.com
The notes are being offered and will be sold pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

EX 99.1-1

About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah, (iv) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; and (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas. SMLP also owns substantially all of a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2015 Annual Report on Form 10-K as updated and superseded by the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 1, 2016, and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-2